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                                  EXHIBIT 11.1

                        INTEGRATED SILICON SOLUTION, INC.
                 STATEMENTS OF COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               Three Months Ended       Nine Months Ended
                                                    June 30                  June 30
                                              --------------------    ---------------------
                                                1997        1996         1997        1996
                                              --------    --------    --------    ---------

Net income (loss)                             $ (3,919)   $(10,550)   $ (7,069)   $  4,808
                                              ========    ========    ========    ========

Computation of weighted average common and common equivalent shares outstanding:

     Weighted average common shares
          outstanding                           17,790      17,515      17,702      17,419

     Common equivalent shares from dilutive
          common stock options and warrants          -           -           -         981
                                              --------    --------    --------    --------
Shares used in per share calculations           17,790      17,515      17,702      18,400
                                              ========    ========    ========    ========
Net income (loss) per share                   $  (0.22)   $  (0.60)   $  (0.40)   $   0.26
                                              ========    ========    ========    ========



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